Exhibit 10.11

TERMS AND CONDITIONS OF EMPLOYMENT

THIS EMPLOYMENT AGREEMENT is made on 30/05/2020,

BETWEEN:

(1)	SWVL Global FZE, a free zone company duly organised and existing pursuant to the laws of the Dubai World Trade Centre and carrying registration number L-0406 (the “Company”); and

(2)	Youssef Salem a Dominican national and holder of passport no. *******.

1.	JOB TITLE AND TERM OF EMPLOYMENT

1.1	You are employed as a Chief Financial Officer of the Company with effect from on or about 01/09/2021 (the “Commencement Date”).

1.2	Your employment with the Company is for an unlimited period of time and may be terminated in accordance with the terms of this Agreement.

2.	DUTIES AND RESPONSIBILITIES

2.1

During the term of your employment with the Company, you will perform the duties required of you by the Company as set out in this Agreement and report directly to the board of directors (“Board”) of the Company.

2.2	During your employment, you shall serve on a full-time basis as Chief Financial Officer (“CFO”) of the Company and shall report to the Company’s Board.

2.3	During the term of your employment, you will perform the duties and responsibilities as are normally associated with the position of a Chief Financial Officer.

2.4	In addition, during the term of your employment hereunder, you shall:

(a)	abide by any applicable statutory, fiduciary or common law duties (as set out in the Labour Law) to the Company;

(b)	unless prevented by ill-health or accident or otherwise directed by the Board, devote the whole of your time during normal business hours to your duties under this Agreement;

(c)	comply with all reasonable and lawful directions given to you by the Board; (d) carry out your duties with due care and attention; and

(e)	not, without the Company’s prior written consent, be in any way directly or indirectly engaged or concerned with any other employment whether during or outside your hours of work for the Company;

(f)	use your best efforts to promote and protect the interests of the Company and observe the utmost good faith towards the Company; and

(g)	comply with all the Company’s rules, regulations and policies from time to time in force and any rules which the Company’s clients may require you to observe whilst working on their premises.

3.	REMUNERATION

3.1

Your total salary is AED 1,020,000 per annum and will be paid in equal monthly instalments of AED 85,000 into your nominated bank account in accordance with the Company’s normal payroll schedule subject to any such deductions and/or withholdings that may be required by applicable law from time to time.

3.2	You will receive 250 Stock Options (based on current total stock count of 59,868) at a strike price of USD 1 per share.

3.3	In case you are relocating to the UAE from another jurisdiction, you shall be eligible for a relocation allowance as set out below -

Conditions	Amount (in AED)
Single	12000
Spouse	15000
Spouse+Child	18000

In the event your employment terminates before the completion of one (1) year from the Commencement Date, you shall be liable to pay to the Company the relocation allowance on a pro rata basis and an amount proportional to the number of months remaining to be completed for the year will be recovered.

3.4	Unless you instruct otherwise in writing, the Company shall pay the remuneration set out in Clause 3.1 by direct deposit to your nominated bank account.

3.5

You and your family members residing or staying in UAE shall be relocated back to Egypt at the end of your employment if you require it, and emergency repatriation in case of regional security threat in the UAE.

3.6

There is currently no personal income tax in the UAE. The Company shall not be liable for any taxation payable in the UAE or in your country of domicile or residence (if different from the UAE) or elsewhere.

4.	REMUNERATION AND PERFORMANCE REVIEWS

Your base remuneration will be reviewed twice a year. The performance review period for the Company runs from 1st January to 31st December. You will participate in performance reviews, which will be conducted from time to time by the Board.

5.	EXPENSES

You will be reimbursed for any expenses properly incurred in connection with your duties in accordance with the Company’s expenses policy as amended from time to time.

6.	NORMAL HOURS OF WORK

6.1	Your normal hours of work will be based on a forty-hour week Sunday to Thursday inclusive.

6.2	From time to time you may be required to work additional hours in order to properly perform your duties and/or allow the Company to meet its obligations to its clients.

6.3	Normal hours of work shall be reduced during the holy month of Ramadan as prescribed by the Labour Law.

7.	PLACE OF WORK

Your normal place of work will be at the Company’s office in the Dubai World Trade Centre. With your consent the Company may change your normal place of work or require you to work for extended periods overseas.

8.	NOTICE

8.1	Subject to Clause 4 above and Clause 13 below, the Company will provide you with thirty (30) days’ prior written notice in order to terminate your employment.

8.2	Subject to Clause 4 13 above and Clause below y ou are required to provide the Company with thirty (30) days’ prior written notice in order to terminate your employment.

8.3

Subject to approval of the Board, the Company may require you not to attend at work and/or not to undertake all or any of your duties during any period of notice (whether given by the Company or you), provided, always, that the Company shall continue to pay your salary and contractual benefits. For the avoidance of doubt, there is no obligation on the Company to provide you with any work during any period of notice and you will not be entitled to work on your own account or on account of any other person or company during that period.

9.	HOLIDAYS AND HOLIDAY PAY

9.1

You are entitled, in addition to the public holidays observed in the UAE and declared for the private sector, to twenty-five (25) working days, paid in each holiday year. Details of these public holidays will be notified to you from time to time.

9.2	Your holiday entitlement will increase in line with length of service as follows:

6+ years of service	+1 working day per annum = total of 26 days per annum

7+ years of service	+1 working day per annum = total of 27 days per annum

8+ years of service	+1 working day per annum = total of 28 days per annum

9+ years of service	+1 working day per annum = total of 29 days per annum

10+ years of service	+1 working day per annum (maximum of thirty (30) days per annum)

9.3	The Company’s holiday year runs from 1st January to 31st December.

9.4

The precise timing of your holiday entitlement will be at your discretion, but subject to the Company’s approval (acting reasonably) after taking into account the work load and market situation at any particular time. Any past unused holiday entitlement during a holiday year may be brought forward to the current year.

9.5	Your holiday entitlement does not expire and shall be brought forward pursuant to Clause 9.4.

9.6	If your employment begins or ends part way through the holiday year, your holiday entitlement for that year will be assessed on a pro rata basis.

9.7	On termination of your employment, you will be entitled to payment in lieu of any holidays which have accrued but which you have not taken at that time.

10.	SICKNESS OR OTHER ABSENCE

10.1

If you are absent from work for any reason and your absence has not previously been authorised by the Company, you shall make reasonable efforts to inform the Company by 9:00 a.m. on your first day of absence.

10.2

Sick leave shall be granted in accordance with the provisions of the Labour Law, subject to production of a medical certificate from a hospital, clinic or general practitioner after three (3) consecutive days of absence.

11.	HEALTH INSURANCE

Subject to fulfilling the conditions as set out in Clause 24 (hereinbelow) you and your family will be eligible to receive health insurance cover, as per the Company’s policies and procedures, in accordance with applicable laws in the UAE.

12.	TERMINATION

12.1

Notwithstanding anything to the contrary contained herein or in the Labour Law, the Company may dismiss you immediately without notice, payment in lieu of notice, or payment of end of service gratuity in any one of the following circumstances:

(a)	if you have adopted a false identity or nationality, or have produced forged documents or certificates;

(b)	if you are guilty of fraud and/or gross negligence as defined under the Labour Law in the discharge of your duties under this Agreement;

(c)	if you violate any reasonable instructions issued by the Company which relate to safety at work or the workplace despite having previously been issued with a written warning regarding safety at work;

(d)

if you fail to carry out your basic duties as an employee under the Agreement and continue to do so after receiving a written notice from the Company warning that your employment will be terminated if such conduct persists;

(e)	if you disclose trade secrets or other confidential information of the Company to the detriment of the Company;

(f)	if you are found drunk or under the influence of drugs during working hours;

(g)	if you commit a physical assault on any of your colleagues;

(h)	if you are absent from work without legitimate reason for more than twenty (20) non- consecutive days or more than seven (7) consecutive days;

(i)	if you work for another employer during your annual leave or sick leave; or

(j)	if you are convicted of a crime involving honour, honesty or public morals.

13.	END OF SERVICE GRATUITY

13.1

Upon termination of your employment with the Company, you may be entitled to receive an end of service gratuity payment. Subject to Clauses 14.2, the end of service gratuity will be payable and calculated in accordance with the provisions of the Labour Law and based on your basic salary.

13.2	Your period of service for calculation of the end of service gratuity will be based on your period of service from the Commencement Date.

14.	NON-COMPETITION

During the period of your employment hereunder and for twelve (12) months after the last day of your employment, you shall not engage in any project, business, undertaking, investment, partnership or otherwise that is engaged in any business which is in competition with the Company without the prior consent of the CEO of the Company. This restriction shall not apply to any existing investment held by you on the Commencement Date or an investment in which you own less than a five percent (5%) interest.

15.	NON-SOLICITATION

You agree that, during the term of your employment hereunder and for a period of twelve (12) months after the last day of your employment, you will not, directly or indirectly:

(a)

recruit, solicit, entice, persuade or induce any senior employee, consultant, agent or independent contractor of the Company or any of its Affiliates to terminate his or her employment or relationship with the Company or hire any such employee, consultant, agent or independent contractor or authorise or assist in the taking of any such actions by any third party; or

(b)

solicit or influence, or attempt to influence, any client, customer or other Person to direct his, her or its business to any Person in competition with the business of the Company or any of its Affiliates.

16.	CONFIDENTIALITY

Subject to the express prior written consent of the Company, you must not (except in the proper performance of your duties) while employed by the Company or at any time (without limit) after the date on which your employment with the Company terminates:

(a)	divulge or communicate to any person;

(b)	use for your own purposes or for any purposes other than those of the Company or, as appropriate, any of its clients; or

(c)

through any failure to exercise due care and diligence, cause any unauthorised disclosure of, any trade secrets or confidential information relating to the Company or any of its clients. You must at all times use your best endeavours to prevent publication or disclosure of any trade secrets or confidential information. These restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default by you.

17.	DATA PROTECTION

By signing this Agreement, you acknowledge and agree that the Company is permitted to hold and process, both electronically and in hard copy form, any personal and/or sensitive data about you as part of its employee-related administration and also for use in the course of the Company’s business but the Company shall not release any such information to any third party without your prior written consent.

18.	COMPANY AND CLIENT PROPERTY

All equipment (including computer equipment), notes, memoranda, records, precedents, lists of clients, suppliers and employees, correspondence, computer and other discs or tapes, data listings, codes, keys and passwords, designs, drawings and other documents or material whatsoever (whether made or created by you or otherwise and in whatever medium or format) relating to the business of the Company or any of its clients (and any copies of the same) shall:

(a)	be and remain the property of the Company or the relevant client; and

(b)	be handed over by you to the Company on demand and in any event on the termination of your employment.

19.	INTELLECTUAL PROPERTY ASSIGNMENT

Any invention, development or know-how which shall be conceived, developed or reduced to practice by the Executive during the period of his employment relating to the business of the Company or the use of any of its technologies, facilities or Confidential information, notwithstanding that it is perfected or reduced to specific form at any time thereafter provided that its conception arose during such period, including all rights therein and in any patent or other form of intellectual property or legal protection with respect thereto, shall become the sole property of the Company, without need for any specific action or notice or any consideration to the Executive other than as provided for by this Agreement. The Executive shall cooperate with the Company and assist it in obtaining any patent or other form of legal protection for such inventions or know-how for no additional compensation (other than the coverage of the Executive’s reasonable out of pocket expenses).

20.	EMPLOYMENT POLICIES

The Company has a number of policies governing the way employees of the Company should work; for example, a harassment policy, an e-mail and internet acceptable use policy, a disciplinary policy, etc. These policies are workplace policies and the Company may amend, substitute or add new policies from time to time at its sole discretion. You will be notified of any new policies or amendments that are made to the policies. You should make yourself aware of these policies and abide by them at all times.

21.	CHANGES TO TERMS OF EMPLOYMENT

From time to time and with your prior written approval, the Company may make changes to the mutually agreed terms and conditions of employment.

22.	PREVIOUS CONTRACTS

22.1

The contractual terms in this Agreement shall be in substitution for all or any existing contracts of employment previously entered into between you and the Company, which cease to have effect on the date upon which you commence work under this Agreement. You confirm that you have no outstanding claims in respect of any previous contracts or otherwise against the Company or any of its affiliated partnerships.

22.2

This Agreement and the documents and policies referred to in it (as amended or replaced from time to time) constitute the entire agreement and understanding of the parties relating to your employment with the Company.

23.	WORK PERMITS AND APPROVALS

23.1

The Company will use reasonable efforts to assist you and your family in obtaining all requisite permissions and approvals from the competent authority in the DWTC and any other competent authorities in the UAE (collectively, “Required Work and Residency Approvals”).

23.2

It is a continued condition to your employment with the Company that your employment is permitted by the appropriate authorities in the UAE, and that you hold and continue to hold the Required Work and Residency Approvals. To that end, you agree to conduct yourself with appropriate professional and personal behaviour so as not to jeopardise the status of any such Required Work and Residency Approvals. Subject to approval by the Board, any revocation of your Required Work and Residency Approvals as a result of your behaviour may result in this Agreement being terminated.

23.3

Upon termination of this Agreement and your employment hereunder, you shall execute all documents reasonably requested by the Company, including, but not limited to, documents necessary to cancel the Required Work and Residency Approvals.

24.	PRIVACY OF COMMUNICATION

24.1

All communications, whether by telephone, e-mail, fax or any other means which are transmitted, undertaken or received using the Company’s IT or communications systems (“Company Systems”) or on the Company’s premises will be treated by the Company as work related. The Company Systems are provided for your work use only. You agree that the Company may intercept, record and monitor all communications made by you and your use of the Company Systems without further notice. You should not regard any communications or use as being private.

24.2

The interception, recording and monitoring of communications is intended to protect the Company’s business interests; for example, for the purposes of quality control, security of the Company Systems, protection of the Company’s confidential information and legitimate business interests, record-keeping and evidential requirements, detection and prevention of criminal activity or misconduct, and to assist the Company in complying with relevant legal requirements.

24.3

The Company and you acknowledge and agree that all communications, data, records and files stored on the Company Systems or on the Company’s premises may be used as evidence in disciplinary or legal proceedings.

25.	NO WAIVER

The failure of either party to enforce any rights under this Agreement or to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such rights, terms, covenants and conditions, unless such waiver is an express written waiver which has been signed by the waiving party. Waiver of one breach shall not be deemed a waiver of any other breach or any other provision hereof.

26.	NOTICES

All notices, reports and statements required or desired to be given under this Agreement will be in writing, in the English language, and will be deemed served and delivered if delivered in person or via e-mail at Youssef.salem@swvl.com.

27.	SEVERABILITY

If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and there shall be deemed substituted for such invalid, illegal or unenforceable provision such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law.

28.	COUNTERPARTS

This Agreement may be signed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.

29.	DEFINITIONS

“Affiliate”	means, with respect to the Company, any other Person directly or indirectly controlling, controlled by, or under common control with the Company. For purposes of this definition, “control” shall mean the direct or indirect ownership of a majority shareholding or other ownership interests in the Company and otherwise to direct the management, policies and business affairs of the Company;

“Commencement Date”	has the meaning given in Clause ;1.1

“Company”	has the meaning give in pre-amble (1);

“DWTC”	means the Dubai World Trade Centre;

“Labour Law”	means the applicable labour laws and regulations of the UAE and the DWTC, as amended, modified and supplemented from time to time;

“Person”	means (i) an individual, or (ii) without limitation, a company, partnership, joint venture, trust, organisation, government entity or any other corporate body, whether or not having distinct legal personality;

“Required Work and Residency Approvals”	has the meaning give in Clause 24.1; and

“UAE”	means the United Arab Emirates.

30.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by, and construed in accordance with, the Labour Law and other applicable laws in force in the UAE. Any dispute that arises under or relates to this Agreement is subject to the exclusive jurisdiction of the Dubai Courts.

/s/ Mostafa Kandil	Date: 30 May 2021
Signed by Mostafa Kandil, CEO
for and on behalf of
SWVL Global FZE

I acknowledge that I have received a duplicate copy of this Agreement, have read and understood the same, and agree to be bound by all the terms contained in it.

/s/ Youssef Salem	Date: 30 May 2021
Signed by Youssef Salem